Exhibit 99.1

4484 Wilshire Boulevard
Los Angeles, California 90010
(323) 937-1060
Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: December 13, 2023

Victor Joseph Promoted to President & Chief Operating Officer
of Mercury General Corporation

Underscores Mercury’s long-term vision for a strong and vibrant future

LOS ANGELES, Calif. (December 13, 2023) – Mercury General Corporation (NYSE: MCY) announced today that Victor Joseph has been named President & Chief Operating Officer and has also been appointed to the Company’s board of directors, effective January 1, 2024. Victor is currently Mercury’s Executive Vice President & Chief Operating Officer, a position he has held since 2022. He will continue to report directly to Gabriel Tirador, Mercury’s Chief Executive Officer.

“This announcement exemplifies Mercury’s continued progress in building our leadership structure and vision for the future of the Company,” said Tirador. “Victor has been a key contributor on Mercury’s leadership team, providing creative problem solving and a deep-rooted passion for the Company. His energy and dedication to Mercury and the industry will further strengthen our position as one of America’s leading insurance companies.”

Victor has held a variety of positions since he joined the Company almost 15 years ago, including time as Chief Underwriting Officer, where he was instrumental in modernizing Mercury’s underwriting function by creating new protocols to measure and mitigate risk. He currently oversees day-to-day operations, with most of the Company’s business units reporting directly to him.

“Mercury is well positioned to grow our market share,” said Victor. “We are making investments in technology, talent and infrastructure that we believe will give us a competitive advantage, not just tomorrow, but well into the future, and I’m very proud to be able to help lead Mercury’s transformation.”

While Victor began his career at Mercury in 2009, he has been a part of the Mercury family his entire life. His father, George Joseph, founded Mercury in 1961 and holds the title of Chairman of the Board.

Victor lives in Los Angeles with his wife and two children. He earned an MBA from the UCLA Anderson School of Management and a Bachelor of Arts in Economics from Harvard University.

About Mercury General Corporation

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

2